Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Trans-Lux Corporation on Form S-1 of our report dated March 30, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Trans-Lux Corporation as of December 31, 2017 and 2016 and for the years then ended, which report appears in the Annual Report on Form 10-K of Trans-Lux Corporation for the year ended December 31, 2017. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Hartford, Connecticut

December 4, 2018